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                                                                    EXHIBIT 99.1

BRIGHTPOINT AND NOKIA EXTEND EXCLUSIVE DISTRIBUTION AGREEMENT FOR THE UNITED STATES

PLAINFIELD, Ind.--(BUSINESS WIRE)--Jan. 19, 2006--Brightpoint, Inc. (NASDAQ:CELL) announced today that its subsidiary, Brightpoint North America L.P., has extended its distribution agreement with Nokia in the United States to December 31, 2007. Brightpoint continues to be the exclusive authorized distributor for Nokia mobile phones in the United States.

Nokia utilizes Brightpoint's supply chain and channel expertise to market, sell and deliver wireless devices to network operators, MVNOs, independent agents and dealers throughout the United States. Brightpoint is one of Nokia's largest customers worldwide.

"Brightpoint is proud to continue its relationship with Nokia and continue to play a key role in its successful strategy of increasing global wireless penetration through its robust product offering," stated J. Mark Howell, President of Brightpoint, Inc. and Brightpoint Americas. "The extension of this agreement is affirmation of our mutually beneficial long-standing relationship."

"Nokia's unmatched pursuit of operational efficiency is an anchor point for its global market dominance," said John Jackson, Senior Analyst at The Yankee Group. "The extension of the Brightpoint-Nokia distribution relationship underscores Nokia's commitment to channel efficiency and Brightpoint's ability to deliver industry leading supply chain expertise to wireless device vendors."

About Brightpoint

Brightpoint is one of the world's largest distributors of mobile phones. Brightpoint supports the global wireless telecommunications and data industry, providing quickly deployed, flexible and cost effective solutions. Brightpoint's innovative services include distribution, channel management, fulfillment, eBusiness solutions and other outsourced services that integrate seamlessly with its customers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; specifically, the Company's most recent Form 10-K/A and Form 10-Q and the cautionary statements contained in
Exhibit 99.1

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thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. These risk factors include, without limitation, the ability of both parties to perform under the contract and the right to terminate under the contract. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.

CONTACT: Brightpoint, Inc.
Anurag Gupta, 317-707-2355
Anurag.gupta@brightpoint.com